Exhibit 12

                          Hospitality Properties Trust
                Computation of Ratio of Earnings to Fixed Charges
                      (in thousands, except ratio amounts)

                                       21





                                For the Six Months Ended
                                        June 30,                  For the Year Ended December 31,
                               --------------------------     --------------------------------------
                                  2000          1999           1999           1998           1997
                                  ----          ----           ----           ----           ----

Income Before Extraordinary
     Item                       $ 59,839      $ 50,506         $111,929      $ 87,982      $ 59,153
Fixed Charges                     17,809        19,694           37,352        21,751        15,534
                                --------      --------         --------      --------      --------
Adjusted Earnings               $ 77,648      $ 70,200         $149,281      $109,733      $ 74,687
                                ========      ========         ========      ========      ========


Fixed Charges:
     Interest on indebtedness
     and amortization of
     deferred finance costs     $ 17,809      $ 19,694         $ 37,352      $ 21,751      $ 15,534
                                --------      --------         --------      --------      --------

Total Fixed Charges             $ 17,809      $ 19,694         $ 37,352      $ 21,751      $ 15,534
                                ========      ========         ========      ========      ========

Ratio of Earnings to Fixed
     Charges                       4.36x         3.56x            4.00x         5.04x         4.81x

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